Exhibit 3.5

ABANIL SOCIEDAD ANONIMA

RECORD. The undersigned, Marta Otero Bergonzoni, widow of Raúl José Dovat, to whom she was married in only marriage, and Judith Viera Garola, unmarried, holders of ID numbers 654,284-6 and 1,518,678-0 respectively, both Uruguayan and of age, domiciled at Plaza Independencia 808 office 1101, approve the following bylaws.

NAME, DURATION AND DOMICILE. Article 1. “Abanil Sociedad Anónima” (Abanil Inc.) is hereby incorporated. Its duration shall be one hundred years as from this date. Its domicile shall be in Montevideo and it may fix other special domiciles and set up all kinds of branches in this country and abroad.

PURPOSE. Article 2. Its only purpose shall be to carry out, as free zone user, pursuant to Free Zone Act No. 15,921, any kind of industrial, commercial. or service activity, to wit: A) Marketing, deposit, storage, packaging, selection, classification, division, assembly, disassembly, handling, or mixing of goods or raw material of foreign or domestic origin. B) Establishment and operation of factories. C) Financial, computer, repair and maintenance, professional and other services required for the operation of the installed factories and sale of said services to foreign countries. D) Other activities that, in the Executive’s opinion, may benefit the domestic economy or the economic and social integration of Countries.

CAPITAL STOCK. Article 3. The capital shall be $1,400,000 (one million four hundred thousand Uruguayan pesos) represented by certificates of one or more bearer shares of $1 (one Uruguayan peso) each. Upon approval by the special meeting of stockholders, the capital stock may be increased up to $7,000,000 in one or more instances, the amendment of bylaws or administrative approval not being requisite; the Meeting of Stockholders may delegate to the Board of Directors or the Manager, as the case may be, the time of issue and the terms of payment. Article 4. Stockholders shall have a preference to subscribe and pay-up shares in proportion to the stock they hold.

MEETINGS OF STOCKHOLDERS. Article 5. Meetings of Stockholders shall be the meetings held by the Company’s stockholders at its principal place of business or at any other venue in the said city. The resolutions of these meetings on matters that fall within their competence, shall be binding upon all stockholders, including dissenting and absent stockholders, when adopted pursuant to the law and these bylaws; these resolutions shall be enforced by the managing body. Article 6. Meetings may be regular or special. Article 7. It shall be the responsibility of the regular meeting of stockholders to consider and adopt resolutions regarding the following matters: 1) General balance sheet, project for the distribution of profits, annual report and reports from the statutory auditor or the audit committee, and any other measure connected with the management of the company that may be within its competence according to the law and the bylaws, or submitted to its approval by the manager or the board of directors, the audit committee or the statutory auditor. 2) Appointment or removal of the manager, directors; statutory auditor or members of the audit committee. 3) Duties of the manager or directors, statutory auditor or members of the audit committee. Article 8. Special meetings shall be called to discuss the matters which do not fall within the competence of the regular meeting, and in particular: 1. Capital increase in the case provided for by article 284 of Act 16,060. 2. Any amendment of bylaws. 3. Repayment of capital. 4. Redemption, repayment and repurchase of shares. 5. Merger, transformation and corporate break-ups. 6. Winding-up of the company, appointment, removal and remuneration of the liquidators and other persons contemplated in article 179 of Act 16,060. 7. Issue of debentures and beneficiary portions and their conversion into shares. 8. Limitation or suspension of preferential rights pursuant to article 330 of Act

16,060. It shall also be a duty of the special meeting to adopt resolutions on any matters, which despite being the competence of the regular meeting, require urgent resolution. Article 9. The regular meeting shall be called to be held within a hundred and eighty days of the close of the fiscal year. The special meeting shall be called to be held at any time deemed necessary or convenient. Meetings shall be called by the managing body or by the supervisory body. Article 10. Upon request of Stockholders representing at least 20% of the paid-up capital, the managing body or the supervisory body may call a special meeting through a notice including the agenda thereof. The managing body or the supervisory body shall be required to call the meeting to be held within 40 days of the request; should the corresponding body fail to do so, the meeting may be called by any director or any member of the audit committee, by the state supervisory body, or judicially. Article 11. The notice of the meeting shall be inserted during at least three days in the “Diario Oficial” (Official Gazette) and another newspaper, at least ten working days but no more than thirty running days in advance. This notice shall contain the nature, date, place, time and agenda of the meeting. Article 12. Failing the first call, the meeting shall be held on the second call within the following thirty running days and after complying with the required publications as above. However, both calls may be made simultaneously, and the meeting to be held on the second call may be called for the same day one hour later. Article 13. The whole of the paid-up capital being present, meetings may be held disregarding the publication of the notice. Article 14. In order to be entitled to attend the meeting, stockholders shall be required to deposit with the company their shares or a certificate of deposit issued by a financial intermediation entity, a stockbroker, a judicial bailee or other persons, in which case the corresponding notarial attestation shall be requisite. The company shall issue the corresponding vouchers that shall be required to attend the meeting. The register of stockholders shall be opened ten days before the meeting and shall be closed upon its commencement. Each share shall entitle to one vote. Article 15. Stockholders may be represented at the meetings through a private power of attorney with notarial attestation of the signature thereof. In the case of a special power of attorney executed for the sole purpose of attending a meeting, this document may be executed through a mere letter of attorney without notarial attestation of the signature thereof, certified telegram, cable, telex or fax. The managers, directors, statutory auditors, members of the audit committee, chief executive officers and other employees of the company shall not be authorized to act as proxies. Article 16. The chair of the meetings shall Correspond to the manager, the Chairperson of the board of directors or his/her substitute, and failing him/her, by the person appointed by the meeting. The President of the meeting shall be assisted by a secretary appointed by the attending stockholders. Article 17. Regular meetings shall be held on the first call with the attendance of stockholders representing the half plus one of the voting stock. On the second call, regular meetings shall be held whatever the attendance. Article 18. On the first call, special meetings shall be held with the attendance of stockholders representing 60% (sixty per cent) of the voting stock; on the second call, special meetings shall be held with the attendance of stockholders representing over 50% (fifty per cent) of the voting stock. The latter quorum not having been attained, a new meeting shall be called in order to discuss the same agenda and shall be held with the attendance of stockholders representing over 50% (fifty per cent) of the voting stock. Article 19. The resolutions of the regular meetings held on the first call shall be adopted by the absolute majority vote of stockholders representing over 50% (fifty per cent) of the voting stock. The resolutions of the meetings held on the second call shall be adopted by the absolute majority vote of the attending stockholders. For the purposes of Act 16,060, blank votes or abstentions shall be counted as negative votes. Article 20. The resolutions of the special meetings shall be adopted by the majority vote of the attending stockholders representing over 50% (fifty per cent) of the voting stock.

MANAGEMENT AND REPRESENTATION. Article 21. The management shall be the responsibility of a manager or board of directors. The meeting of stockholders shall determine the modality of management and the number of members of the board of directors. Article 22. The manager or the directors shall be appointed annually at the meeting of stockholders. Article 23. The meeting of stockholders shall, at any time, appoint the respective or preferential substitutes to replace the manager or the members of the board in case of temporary or permanent vacancy. Article 24. The foregoing positions may be filled by natural persons or legal entities, stockholders or not, able to carry out business activities and not disqualified for, or prevented from performing such activities. Managers or directors may be re-elected, shall act until the entrance of their successors and shall cease their functions by reason of disability, prohibition or disqualification. Article 25. Should the manager of the members of the board of directors be natural persons, they shall act personally. In the case of legal entities, they shall act through any natural person they may appoint, and shall be entitled to replace the same whenever they deem it appropriate. Article 26. The board of directors shall be called by the Chairperson or any two directors; nevertheless, any director may request the Chairperson or any two directors to call a meeting within five working days of the request; should the Chairperson or any two directors fail to do so, the meeting may be called by any of the members of the board. The meetings shall be held when attended by the half plus one of the members of the board, the directors being entitled to be represented by other persons for the sole purpose of casting their votes. Resolutions shall be adopted by a majority vote of the members attending. By the unanimous vote of all its members, the board of directors may: a) Distribute or redistribute their positions; b) Fill vacancies on a temporary or a permanent basis. c) Revalue assets. Article 27. The manager or the Board of Directors, as the case may be, shall have the amplest powers for the management of the Company and the disposition of its property. By way of example, it may: A) Purchase, sell, mortgage, pledge, give in antichresis, lease, administer and exploit any kind of personal or real property; B) Lend or borrow money abiding by legal provisions, being entitled to receive bonds from the Mortgage Bank of Uruguay; C) Execute special or general powers of attorney; D) Accept or grant personal or real guaranties, even in favor of third parties; E) Appear in court, even with the following powers: 1. To abandon claims; 2. To put questions and answer them formally in court; 3. To swear under oath and require the other party to do so in case no other evidence is available; 4. To conciliate and compromise; 5. To submit the proceedings to arbitration, except when the law provides for the appointment of arbitrators; 6. To assign property or request acceptance of part as payment of the whole and extensions of time, and grant said extensions; 7. To expressly waive legal remedies; 8. To collect debts judicially; F) Distribute interim dividends pursuant to Act 16,060, which dividends shall be ratified at the following meeting of stockholders; G) Carry out any kind of civil or commercial acts reputed beneficial to the corporate purpose. Article 28. The manager, the board of directors acting either through the Chairperson or any Vice-Chairperson, or any two directors acting jointly, shall represent the Company.

STATUTORY AUDITOR. Article 29. The meeting of stockholders shall be entitled to appoint the Statutory Auditors and their respective or preferential substitutes upon request of stockholders representing at least 20% (twenty per cent) of the paid-up capital, even if not included in the agenda; Statutory auditors shall hold office until removed by another meeting of stockholders.

TRANSITORY PROVISIONS. Article 30. Each of the founders hereby contribute $210,000 and subscribe stock for $140,000. The company shall be authorized to act from this date adding the expression “in process of incorporation”; until the appointment of the first board of directors, any of the founders shall have the same powers as those vested in such body, and shall be authorized to accept or discuss objections which may be raised, and to amend or not the text of the bylaws. Any of the founders, Accountant Israel Lublinerman, Notary Esther Reitzes de Lublinerman and Ms. María Sara Pérez are hereby authorized to take the necessary steps for the incorporation of the company and its registration at the relevant offices. The undersigned request the subscribing Notary Public to attest to their signatures. Montevideo, July 1st, 1998. Marta Otero. Judith Viera.

I do hereby certify that: The foregoing signatures are genuine, were affixed before me by Ms. Marta Otero and Ms. Judith Viera, personally known to me, whose particulars appear in the foregoing document, and who, upon my reading thereof, thus ratified and signed the same. In faith whereof, and as requested by the interested parties, I issue these presents, which I seal, mark and sign in the City of Montevideo, this first day of July of the year nineteen hundred and ninety-eight. Esther Reitzes de Lublinerman, Notary.

(There is a reference to the payment made by the Notary Public into the notarial pension fund).

I also certify that ABANIL S.A. is registered with the General Taxpayers’s Registry under Number 21 390471 0011. In faith whereof, and as requested by the interested parties, I issue these presents, which I seal, mark and sign in the City of Montevideo, this sixteenth day of July of the year nineteen hundred and ninety-eight. Esther Reitzes de Lublinerman, Notary.

The INTERNAL AUDIT OFFICE OF THE NATION HEREBY CERTIFIES THAT:

As appears in the document issued on July 1, 1998 by Accountant Israel Lublinerman and in the Articles of Incorporation of the same date filed with the Internal Audit Office of the Nation, ABANIL S.A. (in process of incorporation) has complied with the provisions of Article 280 of Act 16,060 on minimum subscription and payment of capital.

According to Article 17 of Act 15,921 of December 17, 1987, Article 516 of Act 16,060 of September 4, 1989, and to be submitted to the General Public Registry of Commerce, these presents are issued in Montevideo this fifteenth day of July of the year nineteen hundred and ninety-eight. ANA C. ROEL, Administrative Officer. ACC. HERMES VIVES, Assistant Director of Division. ACC. GUSTAVO MASTROIANNI, Internal Auditor of the Nation.

NUMBER 1050. NOTARIAL REGISTRATION OF BYLAWS AND CERTIFICATE OF PAYMENT OF CAPITAL OF “ABANIL SOCIEDAD ANONIMA”. – In the City of Montevideo, this twelfth day of August of the year nineteen hundred and ninety-eight, in compliance with article two hundred and seventy-seven of Act number sixteen thousand three hundred and twenty of the seventeenth day of November of the year nineteen hundred and ninety-two, I hereby enter in my current Notarial Registry “ABANIL SOCIEDAD ANONIMA”’s Bylaws and Certificate of Payment of Capital issued by the Internal Audit Office of the Nation, from folio number seven thousand four hundred and fourteen to folio seven thousand four hundred and nineteen. This record follows immediately after record number one thousand forty-nine (Certified copy of Minutes of a Special Meeting and Approval) drawn-up on August ten from folio number seven thousand four hundred and ten to folio number seven thousand four hundred and thirteen.

THIS IS THE FIRST CERTIFIED COPY of the documents and notarial record that I have entered in my Notarial Registry under number one thousand and fifty from folio seven thousand four hundred and fourteen to folio seven thousand four hundred and twenty, which I have seen and compared. IN FAITH WHEREOF, as requested by “ABANIL SOCIEDAD ANONIMA”, I seal, mark and sign these presents in Montevideo this twelfth day of August of the year nineteen hundred and ninety-eight, in 7 notarial stamped paper sheets series Bo numbers 084273, 084292, 084311, 084330, 084349, 084391 and 084410

Esther Reitzes de Lublinerman, Notary.

GENERAL REGISTRY BUREAU – NATIONAL REGISTRY OF COMMERCE – Registration certificate. Montevideo, August 18, 1998. 2:07 p.m. Entered in this Registry under No. 1970 on folio 2227 of Book No. 1. Registrar’s signature - Notary Nora Barbero Duarte.

Extraordinary Shareholders Meeting Minutes

Corporación Navíos S.A.

In Montevideo, on this 8th day of November, 1999 an Extraordinary Meeting of Shareholders is held at 2:00 p.m. at the Company’s headquarters located at Juan Carlos Gómez 1445, 7th floor, representing 100% of the paid-in capital of Corporación Navios SA as shown on the Stock Ledger and Attendance Book, pursuant to which 420,000 shares are in attendance at today’s meeting, forming a capital of $420,000 (four hundred and twenty thousand Uruguayan pesos), in a paid-in capital of $420,000 (four hundred and twenty thousand Uruguayan pesos), entitled to 420,000 voting rights. In view of the above and under Article 13 of the Bylaws and Article 347 of Law No. 16060, publication requirements are dispensed with.

It is stated for the record that the agent attending this meeting on behalf of the sole shareholder is not included in the prohibitions set out under Article 351 of Law No. 16060 and the Company does not have a Controller or a Control Board.

This Meeting is chaired by Mr. Pablo Soler and having verified fulfillment of the requirements for its establishment validly calls it to order.

The following Agenda is subsequently taken up:

1.	To appoint a Secretary for the Meeting;

2.	To amend the Bylaws;

3.	To appoint persons authorized to process the bylaws amendment; and

4.	To appoint a shareholder to sign the Minutes of the Meeting together with the Chairman.

1.	Having considered the first point of the Agenda, Mr. Héctor Viana is proposed as Secretary of this Meeting to assist the Chairman. The proposed appointment is unanimously approved.

2.	Following the agenda, the following point is taken up:

Bylaws Amendment

It is unanimously RESOLVED to amend Articles 3,7,15,16,17, 18,19,20,21,22,23,24,25,26,27 and 28 of the Bylaws.

Articles 3,7,15,16,24 and 25 are amended to eliminate reference to an Administrator.

Articles 17,18,19,20,21,22,23,26,27 and 28 are amended to be worded as follows:

Article 17. The establishment of a Regular Shareholders Meeting shall require both on first and second call and whenever its call is required, the attendance of shareholders representing 60% of the voting rights.

Article 18. The establishment of an Extraordinary Shareholders Meeting shall require both on first and second call and whenever its call is required, the attendance of shareholders representing 60% of the voting rights.

Article 19. The Shareholders Meetings’ resolutions shall be adopted in all cases by a majority of votes representing 60% of the voting rights.

Article 20. Blank votes or abstentions are reputed as votes against, for all purposes under Law No. 16060.

ADMINISTRATION AND REPRESENTATION

Article 21. The company’s administration shall be incumbent upon a Board of Directors comprised by 6 members.

Article 22. The directors shall be appointed annually at the Regular Shareholders Meeting.

Article 23. The Shareholders meeting may appoint at any time the respective substitutes for each director in the event of temporary or permanent vacancies throughout the vacancy.

Article 26. The Board of Directors Meeting shall be called by the Chairman or by two members; however, any director may request a meeting and the Chairman or any two members must make the call no later than 5 business days following the request; otherwise, it may be called by any of the directors. The meeting will be called to order with the attendance of at least 4 of its members and the directors, in the event of absence, may authorize other persons to vote in their name. Resolutions must be passed with the favorable vote of its members except in the following cases. Special voting majorities of at least 4 members of the Board shall be required to make any of the following decisions: (a) revalue assets, (b) decisions, which regardless of the legal or statutory incumbency upon the Shareholders Meeting, which in this case shall be the one to resolve, may in any way refer to the following situations: (i) any type of merger, the company’s consolidation or the sale, assignment, lease, transfer or any other form of disposal of all or substantially all of its assets as, or substantially as, a whole, (ii) the company’s dissolution; (iii) amendment or revocation of any article or the incorporation of any article to the Bylaws; (iv) approval of an annual budget and company operating plan, which shall be prepared by the company’s management and shall include a summary of all operating expenses expected for the year in addition to a detailed description of all expenses expected from capital investments and those related with acquisitions and any other significant departure from the said plan, (v) company expenses exceeding US$ 100,000 (one hundred thousand US dollars) or its equivalent, unallocated in the annual budget and the operating plan in effect mentioned in foregoing point (iv) above, (vi) any increase or change in the number of Board members, the extent of their authority, power or decision capacity and any other alteration, change or limitation to the way in which the Board of Directors operates for making decisions; (vii) issue, retire, repurchase or any other transaction regarding the company’s shares, (vii) request loans or guarantees with any other bank, person or entity, (ix) grant loans to any other person or entity for an amount exceeding US$ 50,000 (fifty thousand US dollars) or its equivalent to one single person or entity or US$ 200,000 (two hundred thousand US dollars) or its equivalent in total (x) the sale or establishment of any encumbrance on the company’s shares for an amount exceeding US$ 250,000 (two hundred and fifty thousand US dollars) or its equivalent (excluding assets with registered sales prices as operating income in the company’s Income Statement), (xi) any commercial purchase, whether for purchasing assets, capital stock, merger or any other way, for a purchase price exceeding US$ 250,000 (two hundred and fifty thousand US dollars) or its equivalent (excluding assets with purchase cost registered as an operating expense in the company’s Income Statement), (xii) the election of commercial or investment banks for the company (xiii) the election of an independent public accountant for the company, (xiv) execution or renewal of employment agreements between the company and any of its executives (xv) to form an affiliate or participate in a joint venture, (xvi) grant powers of attorney, except those referring to the regular business of the company in which case and insofar the powers of attorney granted for the regular business of the company do not include powers requiring special voting majorities by the Board that are provided in this article, and (xvii), payment of bonuses.

Article 27. The Board of Directors shall have unlimited powers for administrating the company and disposing of its assets. By way of example it may, complying with voting majorities provided for in the foregoing article, as appropriate: a) Purchase, sell, mortgage, pledge, give in antichresis, lease, administer and commercially operate all types of real and personal property, b) Give or receive loans in accordance with legal standards, c) Grant general or special powers of attorney, d) accept or grant real or personal security interests, even for third parties, e) act in legal proceedings with the following powers (i) withdraw from suit (ii) pose and respond to questions (iii) refer and defer decisory oaths only if there is no other evidence (iv) settle and transact, (v) submit the legal proceeding to the decision of arbitrators (vi) Assign assets or request relief and adjournments, and agree to the latter, (vii) expressly waive legal appeals, (viii) judicially receive payment of the debt; (f) early distribution of earnings in the terms set out by Law 16060, which must be ratified by the first meeting of shareholders made and g) Perform all civil or commercial acts reputed useful to the corporate purpose.

Article 28. Four (4) directors acting jointly shall represent the company.

3.	Dr. Alberto Brause and Hector B. Viana are authorized for purposes of processing this bylaws amendment, who acting jointly with sufficient powers for implementing and formalizing this reform and its pertinent registrations, shall be authorized to receive notice, lift observations and shall be entitled to this effect to change the text of the resolutions passed by this Meeting, process certificate, file and publish the amendment, etc.

4.	Subsequently, the following point in the agenda is taken up and it is unanimously resolved to appoint Hector B. Viana to subscribe these minutes together with the Chairman of this Meeting.

There being no other points on the agenda, this meeting is adjourned and these minutes are prepared, which once signed shall be unanimously approved.

EXTRAORDINARY SHAREHOLDERS MEETING MINUTES

Montevideo, April 26, 1999

Time: 9:00 a.m.

Place: Juan Carlos Gómez 1445 ap.701

Attendance: Only one shareholder was in attendance, representing the total amount of paid-in capital, which to date is $420,000 with rights to 420,000 votes as shown on the respective ledger, therefore dispensing publication of call to this Extraordinary Meeting of Shareholders.

Agenda:

1.	To appoint the Secretary of the Extraordinary Meeting of Shareholders (Art. 353 of Law No. 16060).

2.	To consider an amendment of bylaws for changing the name to CORPORACIÓN NAVÍOS Sociedad Anónima, whereby article 1 will be worded as follows: “Article 1. To establish “CORPORACIÓN NAVÍOS Sociedad Anónima”. Its term is one hundred years as of this date. Its domicile shall be in Montevideo, entitled to special domicile and all types of branches inside the country and out.”

Resolutions. The following is unanimously resolved:

1)	To appoint Mr. Alberto Brause Barreta as Secretary of the Extraordinary Meeting of Shareholders.

2)	To approve the amendment of bylaws in connection with the change of name whereby Article 1 shall be worded as follows:

“Article 1. To establish “CORPORACIÓN NAVÍOS Sociedad Anónima”. Its term is one hundred years as of this date. Its domicile shall be in Montevideo, entitled to special domicile and all types of branches inside the country and out.”

Shareholder Alberto Brause Barreta shall be appointed to sign the Minutes of this Extraordinary Meeting of Shareholders in his capacity as shareholder and Secretary of this meeting.

The meeting is adjourned at 9:30 a.m.

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